UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006 (May 17, 2006)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Directors

On May 17, 2006, the previously announced resignations of William J. Barrett and Henry Cornell as directors of the Company became effective. To the knowledge of the Company, neither Mr. Barrett nor Mr. Cornell resigned due to any disagreement with the Company, or because of any matter relating to the Company’s operations, policies or practices.

Appointment of Principal Accounting Officer

On May 17, 2006, the Company announced that the Board of Directors had approved the promotion of David R. Macosko to Vice President—Accounting. In this capacity, Mr. Macosko will serve as our Principal Accounting Officer and our Chief Accounting Officer.

Mr. Macosko previously served as our Controller since June 2005 and as Manager Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko owned and operated his own franchise business from 2000 until 2002 and served in various accounting capacities at other oil and gas companies. In connection with his promotion to Vice President—Accounting, the Compensation Committee increased Mr. Macosko’s annual salary to $160,000 and granted Mr. Macosko additional options to purchase 10,000 shares of common stock for $33.18 per share. These options vest 25% on each of May 17, 2007, 2008, 2009 and 2010 and expire on May 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2006	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron
Senior Vice President—General Counsel;
and Secretary